UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

              [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form
                11-K [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

              For Period Ended: March 31, 2001

                         Commission File Number: 1-10077

                           EMPIRE ENERGY CORPORATION.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

             Utah                                               87-0401761
 ------------------------------                             -----------------
(State or other jurisdiction of                            (IRS Employer
  incorporation or organization)                           Identification No.)

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         PART I - REGISTRANT INFORMATION

                         7500 College Blvd., Suite 1215
                            Overland Park, Ks. 66210
                    (Address of principal executive offices)
                                   (Zip Code)



         Registrant's telephone number, including area code:(913) 469-5615

         PART II - RULES 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   [X]
         (b) The subject annual report, semi-annual report, transition report on form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q; or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by rule 12b-25(c) has been attached if applicable.

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         PART III - NARRATIVE

         State below in reasonable detail the reason why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant has recently expended significant effort in the preparation of its definitive proxy statement on Form DEFM 14A which was filed with the Commission on May 14, 2001. The preparation and filing of this Form 14 required the resources that the Company employs to prepare the Form 10-QSB for which this extension is being filed. As such, the Registrant was unable to effectively prepare and file the Form 10-QSB with the Commission in a timely manner. Since the Form 14 has been filed with the Commission, the Company is dedicating the appropriate resources to prepare the 10-QSB filing within the time frame allowed via this extension.

         PART IV - OTHER INFORMATION

                  (1) Name and telephone number of the person to contact in regard to this notification

                           Norman Peterson      913-469-5615      May 14, 2001
                           -----------------------------------------------------
                              (Name)             (Telephone)         (Date)

                  (2)      Have all other periodic reports required under
                           section 13 or 15 (d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the proceeding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report (s).

                                                              [X] Yes   [ ] No

                  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes   [X ] No

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SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 12b-25 Report for the period ended March 31, 2001, has been signed below by the following persons on behalf of the Registrant and in the capacity and on the date indicated.


May 14, 2001


EMPIRE ENERGY CORPORATION






Date     May 14, 2001                       By:  /s/  Norman Peterson
      --------------------------               ------------------------------
                                                      Norman Peterson
                                                      Principal Executive
                                                      Officer, Principal
                                                      Accounting Officer



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